Exhibit   4.3

                             								April 4, 2000

Noodle Kidoodle, Inc.
6801 Jericho Tnpk., Suite 100
Syosset, New York 11791

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Dear Mr. Kenneth S. Betuker:

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It has been a pleasure working with you to provide Noodle Kidoodle, Inc. (the
"Borrower") with an accommodation to refinance present debt, and to provide working capital loans thereafter.  In connection therewith, The CIT Group/Business Credit, Inc.
(the "Lender") is pleased to inform you that we have approved a secured committed credit facility to the Borrower in an amount up to $60,000,000 ("Line of Credit"), consisting of, and subject to, the following:

Revolving Line of Credit

    1.	A revolving Line of Credit (the "Revolving Line of Credit") evidenced by a
Financing Agreement ("Agreement") providing for revolving advances
("Revolving Loans") up to the lesser of (i) the lesser of x) sixty-five percent (65%) of eligible inventory during the period 1/1-7/31 and seventy-five percent (75%) of eligible inventory during the period 8/1-
12/31, or y) $50,000,000 in the aggregate at any time. After giving effect to all Revolving Loans and Letters of Credit to be extended at closing, the Borrower's excess revolving loan availability, at the closing only, shall be in amount as indicated on the Borrower's 12 month cash budget projection. Such requirement contemplates that all of the Borrower's debts, obligations and payables are then current in accordance with its usual business practices.

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Letter of Credit Subline

    2.	Within the Revolving Line of Credit the Lender will assist the Borrower in opening up to $15,000,000 at any time of documentary and/or standby letters of credit. All letters of credit shall be reserved from availability.

Term

    3.	The Agreement shall have an initial term of three years with automatic annual renewals thereafter (each an "Anniversary Date") unless terminated by the Lender on the initial Anniversary Date or any subsequent Anniversary Date and then only upon sixty (60) days prior notice.

Interest Rates and Fees

   4.	Interest will be computed and payable monthly on: (i) all outstanding
Revolving Loans less than $20,000,000, at a rate equivalent to the Chase Bank Rate or at the Borrower' option, Libor plus two percent
(2.00%) or (ii) if the outstanding loan is greater than $20,000,000, at a rate equivalent to the Chase Bank Rate or at the Borrower' option, Libor plus two and one quarter of one percent (2.25%). The Chase Bank Rate is the rate of interest per annum announced by Chase Bank from time to time as its prime rate in effect at its principal office in the City of New York. Such rate is not intended to be the lowest rate charged by Chase
Bank to its borrowers. The Borrowers may elect to use Libor provided i) the Borrowers give the Lender three business days prior notice of such election and ii) there is then no unwaived or uncured default under the Agreement. In no event may the Borrowers have more than four (4)
Libor elections at any one time. Upon the Borrowers' election of a Libor option, the Borrowers shall specify a one, two, three or six month Libor period.

Collections will be credited to the Borrower's account upon the Lender's receipt of good funds at its bank account in New York, New York.

    5.	In addition to passing along all charges imposed on the Lender by the letter of credit issuing bank, the Lender shall earn a fee equal to:

(a) 1.0% per annum of the face amount of each documentary letter of credit, payable on date of issuance; and

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(b) 1.0% per annum, payable monthly, on the face amount of each standby letter of credit.

6. A Line of Credit Fee, payable at the end of each month, of three eighths of one percent (3/8%) per annum computed on the difference between the Revolving Line of Credit and the sum of (i) the average daily
Revolving Loan balance due the Lender plus (ii) the average daily balance of outstanding letters of credit.

7.	A Collateral Management Fee of $35,000 per year, payable on the date of closing and annually thereafter.

    8.	A $100,000 Loan Facility Fee payable at closing.

    9.	The Borrower may terminate the Agreement at any time.  However, should the Borrower terminate the Agreement, prior to an Anniversary Date, the Lender shall earn an Early Termination Fee determined by multiplying the Revolving Line of Credit by (i) one percent (1%) per annum if the Agreement is terminated on or prior to year 1, (ii) one half of a percent (0.50%) per annum if the Agreement is terminated after year 1 and on or prior to year 2.

Collateral

  10.	To secure the obligations due the Lender by the Borrowers, the
Borrowers will grant the Lender a first and exclusive lien on all of the Borrowers' present and future accounts receivable, inventory, general intangibles and other current assets of the Borrowers, and the proceeds of each of the foregoing.

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Covenants

  11.	The Agreement will contain such warranties, representations, affirmative and negative covenants and events of default as are customary for the Lender in financing transactions of this type. The Borrower will maintain a minimum tangible net worth at all times. The Borrower will provide to the Lender, among other things, monthly interim financial statements and year-end statements. Such year end statements must be certified by an independent public accountant mutually acceptable to each of the Lender and the Borrower.

Out of Pocket Expenses

  12.	The Borrower shall reimburse the Lender (whether or not this transaction is consummated) for all of Lender's out-of-pocket costs and expenses
(including reasonable fees and expenses of outside legal counsel and travel, lodging and similar expenses of Lender's personnel in inspecting and monitoring collateral) incurred in connection with the Agreement, including, but not limited to, those incurred by the Lender in connection with the preparation, execution and closing of this financing transaction, and the perfection of liens and security interests.

Conditions of Closing

  13.	The foregoing is furnished as a means of affording the Borrower a guide to, and an outline of, the material terms and conditions of the commitment. Moreover, you appreciate that the foregoing is subject to:

(a) successful completion of all the above items;

(a) the execution and delivery of appropriate legal documentation which must be satisfactory in form and substance to each of the Borrower and the Lender and to their respective counsels;

(b) the Lender's satisfaction with the financial condition of the Borrower and an updated examination of the books and records of the Borrower;

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(d) the absence of any material adverse change in the financial condition, business, prospects, profitability, assets or operations of the Borrower. It is understood and agreed that any adverse change in the terms, conditions, assumptions or projections supplied to the Lender by the Borrower and on which the Lender based its decision to issue this letter may, in the Lender's reasonable business discretion, be construed by the Lender as a material adverse change;

(e) the Lender's receipt of, and satisfaction with, an inventory appraisal indicating net G.O.B. evaluation of no less than 85% of cost from 1/1 to 9/30, and 90% of cost from 9/30 to 12/31. The appraisals must be performed by an appraiser mutually agreed upon who will be retained by the Lender but paid for by the Borrowers;


Other

14. The Borrower, at its option, may increase the Revolving Line of Credit to $60,000,000 pursuant to paragraph one, provided, however that should it so elect, the Lender will retain the right to syndicate up to $20,000,000; The Borrower agrees to pay any fees necessary to a prospective lender facilitate such a syndication.

Confidentiality

15. This letter together and the financing arrangements described herein are delivered with the understanding that neither this letter nor the substance of said proposed financing arrangements shall be disclosed by the Borrower to anybody outside its organization, except to those professional advisors who are in a confidential relationship with the Borrower and require knowledge thereof to perform their duties (such as legal counsel, accountants and financial advisers), or where disclosure is required by law.

We each hereby expressly waive any right to trial by jury of any claim, action or cause of action arising under this letter, any transaction related hereto, or any other instrument, document or agreement executed or delivered in connection herewith, whether sounding in contract, tort or otherwise.

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This letter (a) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this letter and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, and (b) can be changed only by a writing signed by each of the parties hereto and shall bind and benefit each of such parties and their respective successors and assigns.

If the foregoing is acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter not later than the close of business on April 7, 2000.  If not accepted by you as herein provided, this commitment shall expire at the close of business on April 7, 2000.  If accepted, the financing offered herein will expire at the close of business on May 31, 2000 unless the documents contemplated hereunder have been fully executed.  Upon our receipt from you of executed copy of this letter, we will sign below to confirm our acceptance and return a fully executed copy to you.
We welcome the opportunity to work with you on this transaction and we hope to hear from you soon.  Should you have any questions or comments, please feel free to contact us at anytime.

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC.

/s/ Robert Smith
By: Robert Smith
Title: Senior Vice President

Read and Agreed on this 6th  day of April,2000;

Noodle Kidoodle, Inc.

/s/Kenneth S. Betuker
By:Kenneth S. Betuker
Title:Vice President

Commitment Letter Timely Accepted;

THE CIT GROUP/BUSINESS CREDIT,
INC.

/s/Robert Smith
By:Robert Smith
Title:Senior Vice President


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